                            EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release

Columbus McKinnon to Provide Update on Strategy and Long-Term Financial Goals at 2022 Investor Day
Strategy drives growth and expands margins by Unlocking the Potential of CMCO: Moving Beyond the Blueprint

BUFFALO, NY, June 23, 2022 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, will host its previously announced hybrid investor day, Unlocking the Potential of CMCO: Moving Beyond the Blueprint today beginning at 9:00 am ET. The Columbus McKinnon leadership team will discuss the Company’s strategy, its transformation into a top-tier intelligent motion solutions company and its new five-year financial targets.

David J. Wilson, President and CEO of Columbus McKinnon, commented, “We have made excellent progress transforming Columbus McKinnon from a legacy cyclical industrial company to a top-tier, secular growth, intelligent motion solutions company. We are on the path to becoming the global leader in safe and productive intelligent material handling solutions that move the world forward and improve lives. Importantly, our journey drives our growth and earnings power as we look to grow over a 10% CAGR to achieve $1.5 billion in revenue in fiscal 2027 with EBITDA margins of 21%. We have a clear path to achieve and surpass our original 19% EBTIDA margin goal as we expand our addressable market, innovate to drive organic and inorganic growth, and implement our simplification efforts to drive out costs.”

As previously announced, a live video webcast of the Investor Day event will begin at 9:00 a.m. ET today and conclude at approximately 12:30 p.m. ET. The event can be accessed at investors.columbusmckinnon.com. A replay of the presentations, as well as a copy of the slides, will also be made available on the Company’s website following the event.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the impact of supply chain challenges and inflation, the ability of the Company to scale the organization, achieve its financial targets including revenue and adjusted EBITDA, and execute CMBS and the Core Growth Framework; and global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission.

This release also contains forward-looking statements regarding non-GAAP Adjusted EBITDA and Adjusted EBITDA margin. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s Fiscal 27 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material. The Company assumes no obligation to update the forward-looking information contained in this release.
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Contacts:

Gregory P. Rustowicz	Investor Relations:
Senior Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com